UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Wynn Resorts, Limited

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

For Immediate Release

WYNN RESORTS, LIMITED ISSUES OPEN LETTER TO STOCKHOLDERS

Urges Stockholders to Vote WHITE Proxy Card Today

Files Definitive Proxy Materials and Mails Letter to Stockholders

LAS VEGAS – March 16, 2015 – Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”, “Wynn” or “the Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with Wynn Resorts’ Annual Meeting of Stockholders, which is scheduled to be held on April 24, 2015.

In conjunction with the definitive filing, Wynn is mailing the following letter to stockholders urging them to vote FOR Wynn’s nominees to the Board of Directors on the WHITE proxy card:

March 16, 2015

Dear Fellow Stockholders,

We are writing to you today regarding Wynn Resorts’ upcoming 2015 Annual Meeting of Stockholders, which will be held on April 24, 2015.

The Board recommends that you vote on the WHITE proxy card for the election of two Class I directors, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, to serve until the 2018 Annual Meeting of Stockholders, and on the other matters as recommended in the proxy statement.

THE WYNN BOARD AND MANAGEMENT ARE COMMITTED TO SOUND AND EFFECTIVE

CORPORATE GOVERNANCE

Wynn Resorts has established a comprehensive corporate governance framework, with policies and programs designed not only to satisfy the extensive regulatory requirements applicable to our business but also to build value for the Company’s stockholders, customers, and employees and the other individuals and organizations that depend upon it.

Consistent with our commitment to sound and effective corporate governance, the Board has voted to reduce the size of Class I to two directors, effective upon expiration of the terms of the current Class I directors at the 2015 Annual Meeting, resulting in the size of the Board being reduced from eight directors to seven. The Board has nominated two director nominees whom the Board has determined qualify as independent directors to serve as Class I directors for terms that commence upon election at the 2015 Annual Meeting. The Board’s independent nominees are:

•

John J. Hagenbuch – Mr. Hagenbuch, 63, has served as a director of the Company since December 2012. Mr. Hagenbuch serves as a member of the Compensation Committee and as a member of the Audit Committee. Mr. Hagenbuch is Chairman of M&H Realty Partners and WestLand Capital Partners, investment firms he co-founded in 1994 and 2010, respectively. Previously, Mr. Hagenbuch was a General Partner of Hellman &

Friedman, a private equity firm that he joined as its third partner in 1985. He graduated magna cum laude from Princeton University and holds an MBA from Stanford University Graduate School of Business. Mr. Hagenbuch brings to our Board deep corporate strategy and financial expertise gained over thirty years as a private equity investor and as a director of a number of public and private companies. Additionally, Mr. Hagenbuch provides valuable insight and perspective to our Board as the Company continues to position itself to capture new development opportunities in today’s gaming environment.

•	J. Edward Virtue – Mr. Virtue, 54, has served as a director of the Company since November 2012. Mr. Virtue serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee (the “Corporate Governance Committee” or “the Committee”). Mr. Virtue is the Chief Executive Officer and Founder of MidOcean Partners, an alternative asset manager based in New York. MidOcean’s private equity and hedge funds are focused on investing in middle market companies. Prior to founding MidOcean in 2003, Mr. Virtue held senior positions at financial service firms Deutsche Bank, Bankers Trust and Drexel Burnham Lambert. Mr. Virtue has extensive financial experience as a fund manager and business investor, including experience in the gaming, hospitality and consumer products industries. The continuing challenges of the global economic environment require sophisticated and diverse experience in capital markets, which the Corporate Governance Committee and the Board determined Mr. Virtue provides.

In determining to reduce the size of Class I, the Board decided not to re-nominate Elaine P. Wynn to serve as a director, based on the recommendation of the Corporate Governance Committee.

IT IS THE VIEW OF THE WYNN CORPORATE GOVERNANCE COMMITTEE THAT MS. WYNN’S

INTERESTS ARE NOT ALIGNED WITH THOSE OF ALL OTHER STOCKHOLDERS

Following an extensive process which included multiple meetings and the participation of Ms. Wynn, the Corporate Governance Committee determined not to recommend that Ms. Wynn be re-nominated due to:

•	concerns over actual and potential conflicts of interest; in this regard the Corporate Governance Committee believes that Ms. Wynn has placed her individual interests ahead of her duties as a director, including in her cross claim against the Company’s Chief Executive Officer;

•	the Committee’s view that Ms. Wynn’s claims in her lawsuit and ongoing dispute with the Company’s Chief Executive Officer have reduced the effectiveness of her participation on the Board; and

•	the Committee’s view that Ms. Wynn is not meaningfully contributing to the Board’s discussion and work, which is increasingly conducted at the Board committee level, in which Ms. Wynn is unable to participate due to Ms. Wynn’s lack of independence under NASDAQ listing standards and resulting inability to serve on any existing Board committees.

The Corporate Governance Committee’s view is that corporate governance trends support increasing the percentage of directors on a board who are familiar with the business environment in which a company competes, but who are independent and have obtained their knowledge and skills from diverse experiences. Over the coming year, the Corporate Governance Committee intends to search for new independent director candidates and, upon identifying suitable director candidates, expects to increase the Board size accordingly. Consistent with the Company’s long-standing commitment to promoting diversity, as reflected by the number of women in senior leadership roles at the Company, the Corporate Governance Committee intends to prioritize women and diverse candidates in its search to bring new perspectives and experience to the Board.

YOUR VOTE IS IMPORTANT – VOTE THE WHITE CARD TODAY

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE TWO DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT AND ON THE OTHER MATTERS AS RECOMMENDED IN THIS PROXY STATEMENT. PLEASE VOTE THE WHITE PROXY CARD OR FOLLOW THE DIRECTIONS IN THIS PROXY STATEMENT TO VOTE YOUR SHARES.

The Board of Directors strongly urges you not to sign or return any gold proxy card sent to you. If you have previously submitted a gold proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Only your latest-dated proxy will count. Whether or not you plan to attend the Annual Meeting, you are encouraged to read the attached Proxy Statement and then cast your vote as promptly as possible by following the instructions in the notice. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

Sincerely,

Robert J. Miller

Independent Presiding Director

Chairman, Nominating and Corporate Governance Committee

Wynn Resorts, Limited

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (877) 732-3619

Banks and Brokers Call Collect: (212) 269-5550

Email: wynn@dfking.com

ABOUT WYNN RESORTS

Wynn Resorts, Limited (Nasdaq: WYNN) is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes. Wynn Resorts owns and operates Wynn and Encore Las Vegas (www.wynnlasvegas.com) and Wynn and Encore Macau (www.wynnmacau.com).

Wynn and Encore Las Vegas feature two luxury hotel towers with a total of 4,748 spacious hotel rooms, suites and villas, approximately 186,000 square feet of casino space, 34 food and beverage outlets featuring signature chefs, two award-winning spas, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 99,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Wynn and Encore Macau is a destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers with a total of 1,008 spacious rooms and suites, approximately 280,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 57,000 square feet of retail space, recreation and leisure facilities, including two health clubs, two spas and a pool.

Contacts:

Investors	Media

Mark Strawn	Michael Weaver
Wynn Resorts	Wynn Resorts
(702) 770-7554	(702) 770-7501

Jordan Kovler	Joele Frank, Kelly Sullivan or Jennifer Beugelmans
D.F. King & Co., Inc.	Joele Frank, Wilkinson Brimmer Katcher
(212) 493-6990	(212) 355-4449